CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Daily Income Fund as filed with the Securities and Exchange Commission on or about March 4, 2013.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York
March 4, 2013